Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of April 30, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of April 30, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,695,014)	$1,850,288
Cash and cash equivalents	115,494
Foreign currencies at fair value (cost of $1,655)	1,675
Other assets	41,620
Derivative assets	396
Derivative liabilities	(4,227)
Other liabilities	(73,666)
Accrued performance fee	(2,601)
Management fee payable	(917)
Net Asset Value	$1,928,062
Number of outstanding shares	67,296,746

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of April 30, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$412,888	14,551,789	$28.37
F-I Shares	$81,195	2,909,891	$27.90
V Shares	$1	40	$25.00
E shares	$2,536	88,000	$28.81
I Shares	$70,632	2,532,261	$27.89
S Shares	$3	110	$27.87
Series II
A-II Shares	$1,273,266	44,131,224	$28.85
F-I Shares	$70,985	2,502,214	$28.37
V Shares	$1	40	$25.00
E shares	$1,700	58,010	$29.30
I Shares	$14,852	523,057	$28.39
S Shares	$3	110	$28.36
Total	1,928,062	67,296,746